EXHIBIT 10.8
2020 RESTRICTED STOCK UNIT AWARD AGREEMENT (“AGREEMENT”)
A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Brands Inc. (formerly known as Newell Rubbermaid Inc.), a Delaware corporation (the “Company”), to the employee (the “Grantee”) named in the Award letter provided to the Grantee (the “Award Letter”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.
1.Acceptance by Grantee. The receipt of the Award is conditioned upon the Grantee’s acceptance of the Award Letter, thereby becoming a party to this Agreement, no later than sixty (60) days after the date of the Award set forth therein (the “Award Date”) or, if later, thirty (30) days after the Grantee is informed of the availability of this Agreement.
2.Grant of RSUs. The Company has granted to the Grantee the Award of RSUs, as set forth in the Award Letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive, as determined by the Company, either a payment of a share of Common Stock for each RSU or cash equal to the Fair Market Value of a share of Common Stock for each RSU, in either case as of the date of vesting of the Grantee’s Award, or a combination thereof, as described in Section 7 of this Agreement.
3.RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.
4.Dividend Equivalents. Upon the record date of any dividend on Common Stock that occurs during the period commencing on the Award Date and ending on the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described in Section 5, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that record date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 7. Any such dividend equivalents relating to RSUs that are forfeited shall also be forfeited. Any such payments shall be payments of dividend equivalents, and shall not constitute the payments of dividends to the Grantee that would violate the provisions of Section 9 of this Agreement.
5.Vesting.
(a)Except as described in subsections (b), (c), (d) and (e) below, the Grantee shall become vested in his Award of RSUs upon the third anniversary of the Award Date if (aa) the Grantee remains in the continuous employment with the Company or an affiliate of the

Company until such vesting date, and (bb) the performance criteria applicable to such RSUs, set forth in Exhibit A to this Agreement, are satisfied.
(b)If, prior to the third anniversary of the Award Date, the Grantee dies or becomes disabled, the portion of the Award then unvested shall become vested on such date of death or disability. For this purpose “disability” means (as determined by the Committee in its sole discretion) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.
(c)If the Grantee’s employment with the Company and all of its affiliates terminates prior to the third anniversary of the Award Date due to retirement on or after the date on which the Grantee has attained age sixty (60), any unvested RSUs granted twelve (12) or more months prior to retirement shall remain outstanding until the applicable vesting date, at which time the RSUs will vest as provided in Section 5(a) above, subject to the performance criteria applicable to such RSUs set forth in Exhibit A to this Agreement. Subject to subsections (d) and (f) below, if the Grantee’s employment with the Company and all of its affiliates terminates prior to the third anniversary of the Award Date due to retirement, without cause, on or after the date on which the Grantee has attained age fifty-five (55) with ten or more years of credited service but before the date on which the Grantee has attained age sixty (60), any unvested RSUs granted twelve (12) or more months prior to retirement shall remain outstanding until the applicable vesting date, and the Grantee will receive “Pro-Rated RSUs”, with such Pro-Rated RSUs to vest as provided in Section 5(a), without regard to any requirements regarding continuous employment with the Company or an affiliate until such vesting date, but subject to the performance criteria applicable to such RSUs set forth in Exhibit A to this Agreement. The portion of the Award that does not vest shall be forfeited to the Company. For the avoidance of doubt, any Award made less than twelve (12) months prior to retirement shall be forfeited and no portion of such Award shall vest. For purposes of this subsection (c):
(1)“affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.
(2)“retirement” means any voluntary or involuntary termination of Grantee’s employment with the Company and all of its affiliates at any time after the Grantee has either (i) attained the age of sixty (60) or (ii) attained age fifty-five (55) with ten or more years of credited service, other than an involuntary termination for cause or a termination due to Grantee’s death or disability.
(3)“credited service” means the Grantee’s period of employment with the Company and all affiliates since the most recent date of hire (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of thirty (30) days.
(4)“cause” means the Grantee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company.
(5)“Pro-Rated RSUs” means, with respect to the RSUs granted to the Grantee, the portion of the RSUs determined by dividing the full number of months of Grantee’s employment with the Company and all affiliates from the Award Date until the date of termination of Grantee’s employment by the full number of months in the applicable vesting period (in each case carried out to three decimal points).
(d)If the Grantee’s employment with the Company and all of its affiliates terminates prior to the third anniversary of the Award Date for any reason other than those described in subsections (b), (c) and (e) of this Section 5, the then-unvested portion of the Award shall be forfeited to the Company, automatically upon such termination of the Grantee’s employment, without further action required by the Company, and no portion of the Award shall thereafter vest.
(e)The provisions of Section 12.1(b) of the Plan shall apply to the Award in the event of a Change in Control, and Plan Section 12.1(a) shall be inapplicable to the Award. For the avoidance of doubt, in the event of a Change in Control, any unvested RSUs shall either be replaced by a time-based equity award or become immediately vested.
(f)General.
(1)The foregoing provisions of this Section 5 related to treatment of RSUs shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Grantee and the Company or any of its affiliates, or any written severance plan adopted by the Company or any of its affiliates in which the Grantee is a participant, to the extent such provisions provide treatment concerning vesting of an award upon or following a termination of employment that is more favorable to the Grantee than the treatment described in this Section 5, and such more favorable provisions in such agreement or plan shall supersede any inconsistent or contrary provision of this Section 5. For the avoidance of doubt, to the extent any such agreement or plan provides for treatment concerning vesting upon or following a termination of employment that conflicts with the treatment described in this Section 5, the Grantee shall be entitled to the treatment more favorable to the Grantee.
(2)As a condition to receiving benefits upon retirement under this Section 5, the Grantee must sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of Grantee’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of Grantee’s employment). Such release may require repayment of any benefits under this Section 5 if Grantee is later found to have committed acts that would have justified a termination for cause.
(6)Reserved.
(7)Settlement of Award. If a Grantee becomes vested in the Award in accordance with Section 5, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, either a number of shares of Common Stock equal to the number of vested RSUs and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs, or cash equal to the Fair Market Value of such shares of Common Stock and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs on the date of vesting, or a combination thereof. Subject to the Committee’s prior determination that the performance criteria set forth in Exhibit A have been satisfied, the shares of Common Stock underlying the vested RSUs and the related dividend equivalents shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within thirty (30) days following the applicable vesting date, and, notwithstanding the foregoing, within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).
(8)Withholding Taxes. The Company shall withhold from any payment made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a payment made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes shall be made by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld.
(9)Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.
(10)Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).
(11)Award Not Transferable. The Award may not be transferred other than by last will and testament or the applicable laws of descent or distribution or pursuant to a valid domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

(12)Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.
(13)Section 409A Compliance; Tax Matters.
(a)To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)In the event that any taxes described in Section 8 of this Agreement are due prior to the distribution of shares of Common Stock or cash underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation in cash.
(c)Notwithstanding any provision of this Agreement, the Grantee shall be solely responsible for the tax consequences related to this Award, and neither the Company nor its affiliates shall be responsible if the Award fails to comply with, or be exempt from, Section 409A of the Code.
(14)Restrictive Covenants.
(a)Definitions. The following definitions apply in this Agreement:
(1)“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by the Grantee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

(2)“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.
(3)Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Grantee obtained prior to the Grantee’s employment with the Company.
(4)“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Grantee’s possession by reason of the Grantee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.
(5) “Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Grantee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Grantee’s work for the Company and which was developed entirely on the Grantee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.
(b)Confidentiality
(1)During the Grantee’s employment and for a period of five (5) years thereafter, regardless of whether the Grantee’s separation is voluntary or involuntary or the reason therefor, the Grantee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Grantee’s possession in any way by reason of the Grantee’s employment, except for the benefit of the Company in the course of the Grantee’s employment by it, and not in competition with or to the detriment of the Company. The Grantee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Grantee’s duties shall require and as authorized by the Company, and upon termination of the Grantee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Grantee shall retain no copies thereof.
(2)During the Grantee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Grantee, the Grantee will maintain all Trade Secrets to which the Grantee has received access while employed by the Company as confidential and as the property of the Company.
(3)The foregoing means that the Grantee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Grantee or of any third party, or disclose them to others, except as required by the Grantee’s employment with the Company or as authorized above.
(4)     Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(c)Inventions and Designs
(1)The Grantee will promptly disclose to the Company all Inventions that the Grantee develops, either alone or with others, during the period of the Grantee’s employment. All inventions that the Grantee has developed prior to this date have been identified by the Grantee to the Company. The Grantee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.
(2)The Grantee hereby assigns any right and title to any Inventions to the Company.
(3)With respect to Inventions that are copyrightable works, any Invention the Grantee creates will be deemed a “work for hire” created within the scope of the Grantee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the Grantee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).

(4)The Grantee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Grantee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.
(d)Non-Solicitation. Throughout the Grantee’s employment and for twelve (12) months thereafter, the Grantee agrees that the Grantee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Grantee has had contact for the purpose of performing the Grantee’s job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Grantee’s employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom the Grantee has material contact through performance of the Grantee’s job duties and responsibilities or through otherwise performing services on behalf of the Company).
(e)Non-Competition. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, Grantee will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which Grantee has provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product line or category that accounts for less than two percent (2%) of the consolidated net sales of the Company or the Grantee’s new employer during the last completed fiscal year prior to the termination of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.
(f)Non-Disparagement. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, the Grantee agrees not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

(g)Enforcement.
(1)The Grantee acknowledges and agrees that: (i) the restrictions provided in this Section 14 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Grantee under this Agreement; and (ii) the Grantee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
(2)The Grantee also recognizes and agrees that should the Grantee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Grantee therefore agrees that in the event of the breach or threatened breach by the Grantee of any of the terms and conditions of Section 14 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Grantee additionally agrees that if the Grantee is found to have breached any covenant in this Section 14 of the Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 14 of the Agreement.
(3)Grantee may transfer between Newell Brands subsidiaries, Divisions or brands and/or assume different job duties during employment. In that case, these Confidentiality and Non-Solicitation provisions shall automatically be assigned to any other Company employer without any further action by Grantee and without any additional consideration for this Agreement to be enforceable against Grantee by Company.
(15)Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its affiliates hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact his or her local human resources representative.
(16)Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(17)Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Grantee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Grantee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.

(18)Acknowledgment. BY ACCEPTING THE AWARD LETTER, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD LETTER.
NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Bradford R. Turner
Title: Chief Legal and Administrative Officer and Corporate Secretary

EXHIBIT A

NEWELL RUBBERMAID INC. 2013 INCENTIVE PLAN
2020 RESTRICTED STOCK UNIT AWARD AGREEMENT

Performance Criteria

Performance Metrics – RSU Awards
Performance Criteria – Kristine Malkoski Sign-On Award
Vesting of the Award shall be subject to satisfaction of each of the following performance conditions:

1.Average annual core sales growth of not less than 3% for the Food Business Unit (the “Business Unit”) for the three-year period ending December 31, 2022. Core sales shall be calculated on the same basis as core sales publicly reported by the Company, with each of the three annual core sales performance rates measured against the core sales for the respective preceding fiscal year (with the base year being 2019). Core sales will exclude only the impact of planned and completed divestitures (from the first day of the preceding quarter when the announcement is made), discontinued operations, acquisitions (for a period of one year from acquisition), retail store openings (for a period of one year from opening), retail store closures (for all closures occurring or planned to occur within the performance period), foreign currency exchange and other items specifically excluded from the Company’s publicly reported core sales. Any movement of a product line or category between the Business Unit and another business unit of the Company will be treated as an acquisition or divestiture for purposes of calculating core sales. Core sales for each year are based on total revenue under Generally Accepted Accounting Principles, applying foreign exchange on a constant currency basis.

2.Average annual operating margin increase of not less than 30 basis points for the Business Unit for the three-year period ending December 31, 2022. Operating margin shall be equal to direct Business Unit operating income divided by net sales of the Business Unit, calculated using budgeted foreign exchange rates for each applicable year, with each of the three annual increase calculations measured against the operating margin for the respective preceding fiscal year (with the base year being 2019). Business Unit operating income excludes only corporate allocations and restructuring and restructuring related costs; costs related to the extinguishment of debt; impairment charges; amortization of intangible assets and inventory step-up costs associated with acquired businesses; pension settlement charges; gains, losses, taxes and expenses related to the divestiture of businesses and to the acquisition and financing of acquired businesses; and other significant non-recurring items normalized for public reporting.